Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE
This Agreement (the “Agreement”) is made by and between Günther Braun (the “Executive”) and Rofin-Sinar Technologies Inc., a Delaware corporation (the “Company”) on the 4th day of June, 2015.
Recitals:
A.    Executive currently serves as President and Chief Executive Officer of the Company and as a member of the Company’s Board of Directors.
B.    The Company and its subsidiaries and affiliates are engaged globally in the design, development, engineering, manufacturing and marketing of laser sources and laser-based system solutions for industrial material processing applications.
C.    The Company and Executive have mutually decided that Executive will cease to be employed by or have any other active service relationship with the Company and its affiliates.
D.    The Executive has entered into a separate agreement (the “RSL Termination Agreement”) with ROFIN-SINAR Laser GmbH (“RSL”) and CBL Verwaltungsgesellschaft mbH relating to the cessation of Executives services with those companies and any other German “Affiliated Company” referenced therein (collectively, the “German Subsidiaries”). A copy of the RSL Termination Agreement is annexed as Exhibit 1 hereto.
NOW, THEREFORE, the parties agree as follows:
1.Scope of this Agreement. This Agreement applies to the cessation of Executive’s services with the Company and its direct and indirect subsidiaries other than the German Subsidiaries. Such direct or indirect subsidiaries (other than the German Subsidiaries) are referred to in this Agreement as the “Subsidiaries.” Executive acknowledges that this Agreement is supported by the consideration described in paragraph 2 below and by the additional consideration provided to Executive pursuant to the RSL Termination Agreement. In the event of a conflict between the provisions of this Agreement and the RSL Termination Agreement, such conflict will be resolved in a manner that is most favorable to the Company.
2.Separation from Service. Effective July 1, 2015 (the “Separation Date”), Executive shall cease to be an officer, employee or director of, and to have any further service relationship in any capacity whatsoever with, the Company and its Subsidiaries, subject to the terms and conditions of this Agreement. From and after the date hereof and through June 30, 2015, Executive shall work together with the named successor Chief Executive to facilitate a smooth and orderly transition process for Executive’s successor, and otherwise shall provide such services as the Board of Directors of the Company may request. The Company shall issue the press release substantially in the form attached hereto as Exhibit 2 following the execution of this Agreement. Executive acknowledges that, as an entity whose stock is publicly traded, the Company has certain disclosure obligations, both as to content and timing, with respect to the cessation of Executive’s employment and other service relationship with the Company, including the filing of a Form 8-K describing the terms of this Agreement. Nothing contained herein shall be deemed to preclude the Company from providing such disclosure as the Company, acting upon the advice of its counsel, deems to be necessary or appropriate.

3.Additional Compensation. Executive will receive the benefits described in paragraphs 3(a) and (b) below, subject to his continuing compliance with the restrictive covenants set forth in paragraph 4 and to the irrevocability of the Release set forth in paragraph 5. Executive acknowledges that he would not otherwise be entitled to certain of such benefits. Except as specified in this paragraph 3 or in the RSL Termination Agreement, Executive shall not be entitled to receive any further compensation, payments or benefits on account of the termination of his employment or other service with the Company and its subsidiaries.
(a)Company Stock Options. Executive shall continue to earn vesting credit under his outstanding unvested Company stock options during the period beginning on the Separation Date and ending September 30, 2017. On September 30, 2017, any remaining unvested Company stock options held by Executive will become fully vested. The expiration date of Executive’s outstanding Company stock options will be extended to September 30, 2018 or, if earlier, the stated expiration date set forth in the applicable stock option agreement. Except as modified by this paragraph 3, the terms and conditions of the Executive’s outstanding Company stock options will remain the same.
(b)Company Car. As soon as practicable after the Separation Date, the Company will buy out (or cause RSL to buy out) the lease for the company car that Executive is currently using and will cause the ownership of that car to be transferred to Executive, free and clear of any liens and without any further Company liability or expense, and to reimburse Executive for the payment of income taxes associated with said transfer of ownership.
4.Restrictive Covenants. Executive’s entitlement to receive and retain the benefits provided to him under Section 3 of this Agreement are expressly conditioned upon his continuing compliance with the restrictive covenants set forth below and, in addition, with the non-competition and other restrictions imposed upon him under applicable German law (collectively, the “Restrictive Covenants”). For the purposes of this paragraph 4, the term “Company” shall be deemed to refer to the Company and its Subsidiaries.
(a)Non-Disclosure of Confidential Information. The Executive shall not directly or indirectly disclose or use at any time any knowledge, information, or material relating to any of the Company’s businesses, customers, machines, designs, apparatus, systems, methods of conducting any part of its business or the like, “know-how” or trade secrets, which have become known to the Executive by reason of his employment or otherwise and which are not generally available to the public (collectively, the “Confidential Information”). Confidential Information shall not include any information generally known in the business or industry in which the Company competes (other than by reason of Executive’s having breached his obligations hereunder) or any information that Executive can demonstrably prove was independently developed by him without access to any Confidential Information. Executive shall not be prohibited from disclosing Confidential Information if and to the extent such disclosure is required by law, provided that the Executive shall notify the Company in writing of the potential disclosure and give the Company a reasonable opportunity to contest, limit the scope of or prevent such disclosure. These nondisclosure obligations shall remain in effect at all times after the Separation Date.
(b)Assignment of Inventions.
(i)The Executive has completely and accurately disclosed in writing to the Company all ideas, developments, inventions and improvements heretofore made, developed, perfected, devised, conceived or acquired by him either solely or jointly with others during the Executive’s employment with the Company, whether or not during regular working hours, relating in any way to the actual or anticipated business, research, developments or products of the Company, and the Executive shall promptly so disclose to the Company all such ideas, developments, inventions and improvements that may be made, developed, perfected, devised, conceived or acquired by the Executive within thirty days after the Separation Date. If so requested by the Company, the Executive shall give, grant, assign, transfer and convey to the Company or any entity designated by the Company, without recourse or representation, all rights, title and interest in and to any such ideas, developments, inventions and improvements.
(ii)The Executive agrees, at the request and expense of the Company, to make, execute and deliver any and all papers, documents, and instruments, including applications for patents in any and all countries and reissues and extensions thereof, and to assist and cooperate (without expense to the Executive) with the Company or its representative in any controversy or legal proceedings relating to said ideas, developments, inventions and improvements, and the patents which may be procured thereon. The Company does not assume any responsibility for the prosecution or defense of any application for patents in any countries arising from ideas, developments, inventions and improvements disclosed to the Company pursuant to this Agreement. The Executive’s obligations under this subparagraph 4(b)(ii) shall continue through September 30, 2017 and, to the extent necessary to protect the Company, for a reasonable period of time thereafter, provided that the Company shall compensate the Executive at a reasonable rate for time spent by him after September 30, 2017 providing such assistance at the Company’s request. In the event that the Company is unable after reasonable effort to secure the Executive’s signature on any document(s) needed to apply for or prosecute any intellectual property rights relating to any such ideas, developments, inventions and improvements, the Executive hereby irrevocably designates the Company and its duly authorized representative as his agent to act on his behalf to execute and file any applications and to do all other lawfully permitted acts to further the issuance or prosecution of intellectual property rights with the same legal force and effect as if executed by the Executive.
(iii)The terms of this assignment of inventions provision shall not apply to an invention that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions during the term of Executive’s employment that either: (1) relate at the time of conception or reduction to practice of the invention to the Company’s business, or its actual or demonstrably anticipated research or development; or (2) result from any work performed by the Executive for the Company.
(c)Non-Solicitation and Non-Interference. The Executive shall not, at any time prior to October 1, 2017, directly or indirectly: (i) solicit, request, advise, entice, persuade or induce any employee, consultant, or independent contractor employed by or working on behalf of the Company at such time or at any time during the one-year period preceding such solicitation, request, advice, enticement, persuasion or inducement, to leave the Company, or to engage in any activity which, were it done by the Executive, would violate the terms of this Agreement, or hire or cause to be hired by any third party any such employee, consultant or independent contractor; or (ii) solicit, request, advise, entice, persuade or induce any individual or entity, including but not limited to any customer, supplier, vendor, investor, equity or financing source, or other contracting party of, or person having a business relationship with, the Company, to terminate, reduce or refrain from continuing or renewing their present or prospective contractual or business relationship with the Company.
(d)Non-Competition. Prior to October 1, 2017, the Executive shall not, directly or indirectly, without the prior written consent of the Company, engage in, become financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business engaged in the research, development, testing, design, manufacture, sale, lease, marketing, utilization or exploitation of any laser- or photonics-based products or services which are designed for the same purpose as or are otherwise directly competitive with, any products, services or other business activities of the Company, in any geographic area where, during the period of his employment with the Company on or prior to the Separation Date, the Company has or has documented current plans to have an active business presence. Notwithstanding the foregoing, Executive’s mere purchase or holding, for investment purposes, of securities representing less than 5% of the outstanding value or voting interest of a publicly traded company shall not be deemed to be a violation of the provisions of this subparagraph.
(e)Reformation. Executive acknowledges that the businesses of the Company are conducted on a world-wide basis, that the Company’s sales and marketing prospects include continued expansion into world markets and that, therefore, the territorial and time limitations set forth in paragraph 4(d) above are reasonable and properly required for the adequate protection of the business and assets of the Company. If a court concludes that any time period and/or the geographic area specified in said paragraph 4(d) is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of the overbroad portion, or both, as the case may be, so that the restrictions may be enforced in the geographic area and for the time to the fullest extent permitted by law.
(f)Enforcement. It is intended that, in view of the nature of the Company’s business, the Restrictive Covenants contained in paragraphs 4(a) through 4(d) above are considered reasonable and necessary to protect the Company’s legitimate business interests and that any violation of these restrictions would result in irreparable injury to the Company. In the event of a breach or threatened breach by Executive of any Restrictive Covenant contained herein, the Company shall be entitled to a temporary restraining order and injunctive relief. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the restoration and other remedies specified in this Agreement and/or the recovery of money damages, attorneys’ fees, and costs. The Restrictive Covenants and each of them shall be construed as independent of any other provisions in this Agreement and the existence of any claim or cause of action by the Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any such Restrictive Covenants.
(g)Severability The provisions of paragraph 12 hereof shall apply with respect to the interpretation of this paragraph 4 in order to ensure the enforceability of said provisions to the maximum extent permitted by law and to minimize the portion thereof that is treated as unenforceable.
(h)Future Employment. If, during the period beginning on the Separation Date and ending September 30, 2017, Executive seeks or is offered employment, consultancy or other business relationship by or with any other company, firm, or person, Executive shall provide a copy of this paragraph 4 to such company, firm or person before accepting any such employment, consultancy or other business relationship.
(i)Compliance with Federal Securities Laws.    Executive agrees to maintain compliance with all applicable U.S. securities laws as they pertain to the Company, including, without limitation, any laws that prohibit him from trading in the Company’s common stock (including through options, hedges or other similar securities) while in possession of or privy to material non-public information.
(j)Recoupment.    For the avoidance of doubt, in addition to injunctive or other relief the Company may be entitled to receive, if Executive violates any of the Restrictive Covenants, any and all then outstanding Company options held by the Executive (whether or not vested) will thereupon be forfeited and, to the extent Executive exercised any Company stock options following the date hereof, the Company shall have the right to demand and recover from the Executive the shares of Company stock purchased upon such exercise (in exchange for payment of the exercise price) or, if such shares have been sold by the Executive, the gain realized by the Executive in respect of such sale net of income taxes that were paid by the Executive with respect to such exercise or sale and that cannot be recovered by the Executive.
5.Release.
(a)In consideration of the premises, including the payments and benefits to be made or provided to the Executive under the provisions of this Agreement and the RSL Termination Agreement, Executive, for himself and for the executors and administrators of his estate, and his heirs, successors and assigns (collectively, the “Executive Releasors”), hereby releases and forever discharges the Company and its Subsidiaries, and its and their respective officers, directors and employees, and any stockholder controlled by any such officer, director or employee (collectively, the “Company Releasees”) from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, which against any Company Releasee any such Executive Releasor ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release (collectively defined herein as “Claims”). This Release includes, but is not limited to, any and all Claims the Executive might have under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e, et. seq.; 42 U.S.C. §§1981, et. seq.; the Americans with Disabilities Act, 29 U.S.C. §§2000e, et. seq.; the Age Discrimination in Employment Act; the Older Workers Benefits Protection Act; the federal Family and Medical Leave Act; similar state, local laws or foreign laws and regulations, and any and all statutory and common law causes of action for defamation; slander; slander per se; defamation per se; false light; tortious interference with prospective business relationships; assault; sexual assault; battery; sexual harassment; sexual discrimination; hostile work environment; discrimination; retaliation; workers’ compensation retaliation; wrongful termination; intentional infliction of emotional distress; breach of a duty or obligation of any kind or description, including any implied covenant of good faith and fair dealing; and for breach of contract or any tort whatsoever, as well as any expenses or attorney’s fees associated with such Claims.
(b)The Executive represents that there are no facts upon which a claim could be based against him by the Company, and he is unaware of any facts upon which a non-frivolous claim could be based by a third party against the Company. Based upon this representation, the Company releases Executive from any and all claims, actions, causes of action, suits, sums of money, debts, dues, accounts, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises, demands or damages of any nature whatsoever or by reason of any matter, cause or thing regardless of whether known or unknown at present, against the Executive which the Company, ever had, now has or may have arising out of or relating to any transaction, dealing, relationship, conduct, act or omission, or any other matters or things occurring or existing at any time prior to and including the date of this Release.
(c)The parties acknowledge that this release (the “Release”) does not either affect the rights and responsibilities of the Equal Employment Opportunity Commission to enforce the Age Discrimination in Employment Act, or justify interfering with the protected right of an employee to file a charge or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission under the Age Discrimination in Employment Act. In the event the Equal Employment Opportunity Commission commences a proceeding against the Company in which Executive is a named party, the Executive agrees to waive and forego any monetary claims which may be alleged by the Equal Employment Opportunity Commission to be owed to Executive.
(d)Notwithstanding the foregoing, nothing in the provisions of this Release shall act as a release by an Executive Releasor of any Claims against the Company or its Subsidiaries with respect to (i) any right or entitlement of such person under this Agreement or the RSL Termination Agreement, any right to indemnity or insurance, or any vested and accrued rights under and in accordance with the provisions of any employee benefit plan of the Company or any of its Subsidiaries in which the Executive participates (subject in all instances to the provisions of this Agreement), or (ii) any Claims arising with respect to acts, events or occurrences taking place after the date this Release becomes effective.
(e)By executing this Agreement, Executive acknowledges that (i) he has been provided an opportunity to consult with an attorney or other advisor of his choice regarding the terms of this Release, (ii) Executive has been given twenty-one (21) days in which to consider whether the Executive wishes to enter into this Release, (iii) Executive has elected to enter into this Release knowingly and voluntarily, (iv) Executive’s waiver of rights and Claims is in exchange for the good and valuable consideration herein, (v) if Executive enters into this Release within fewer than twenty-one (21) days from receipt of this Release, Executive has knowingly and voluntarily waived the remaining time, and (vi) Executive may revoke this Release during the seven-day period following the date of his execution of this Agreement and Release (the “Revocation Period”) by delivering a written notice of revocation to the Secretary of the Company, at the Company’s main address in the United States, with a copy to Sheldon Nussbaum at Norton Rose Fulbright US LLP, 666 Fifth Avenue, New York, NY 10103 (it being agreed that delivery of such revocation to both the Secretary of the Company and Mr. Nussbaum is necessary for the revocation to be effective); and provided that, in all instances, such notice is received by the Company and Mr. Nussbaum prior to the end of the Revocation Period.
6.Non-Disparagement. Executive shall not make, publish or cause to be made any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) to any third party that either directly or through other persons or entities, disparages, impugns or in any way reflects negatively upon (i) the conduct, operations, financial condition, plans, products, services, business practices, policies or procedures of the Company or any of its subsidiaries, or (ii) any of the present or former management, officers, directors, or shareholders of the Company or any of its subsidiaries in any manner whether or not relating to any of its or their businesses. The Company and its officers and directors shall not make, publish or cause to be made any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) to any third party that disparages, impugns or in any way reflects negatively upon the Executive in any manner whether or not relating to the Executive’s relationship with the Company.
7.Cooperation. Through September 30, 2017, the Executive will reasonably cooperate with the Company concerning reasonable requests for information about matters relating to the business of the Company and its subsidiaries in which he was involved during the period of his employment, it being understood that such requests by the Company, if any, are not expected to be significant in time and scope and shall in any event be subject to the Executive’s personal and professional obligations and commitments. The Executive will, at all times following the date hereof, cooperate with the Company and its counsel in connection with any investigation or review by the Company or any of its subsidiaries or any federal, state or local regulatory, quasi-regulatory or self-governing authority (including, without limitation, the Securities and Exchange Commission) to the extent any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company or any of its subsidiaries. The Executive shall be entitled to reimbursement, upon receipt by the Company of suitable documentation, for reasonable and necessary travel and other expenses he may incur at the specific request of the Company and as approved by the Company in advance and in accordance with its policies and procedures established from time to time. Executive shall execute and deliver such further documents as the Company may reasonably request in order to evidence or acknowledge the termination of his services and positions as set herein.
8.Company Property. On or prior to the Separation Date, Executive shall return to the Company all property of the Company and its Subsidiaries in his possession, including, without limitation, all originals and copies (in whatever format) of all proprietary information belonging to the Company and/or any of its Subsidiaries or affiliates, credit cards, calling cards, keys, key fobs, identification badges, files, records, product samples, marketing materials, computer disks, laptop computers, tablets, pagers, building-access cards and keys, other electronic equipment, and any records, documents, software, e-mails or other data from or of the Company or any of its Subsidiaries, or on personal computers or laptops, however and wherever stored, relating to the Company’s (or any of its Subsidiaries’) business or confidential information; it being understood, however, that Executive may retain his cell phone and cell phone number pursuant to the RSL Termination Agreement.
9.Indemnification; Liability Insurance. For six years following the Separation Date, (a) Executive will continue to be indemnified under the Company’s Certificate of Incorporation and Bylaws at least to the same extent as prior to the Separation Date, and (b) Executive will be covered by the Company’s directors’ and officers’ liability insurance policies that are the same as, or provide coverage at least as favorable as, the policies and/or coverage in effect from time to time for active senior executives of the Company generally. The Company’s obligations under this paragraph shall only apply with respect to third-party claims and shall not apply with respect to any claims that are directly or indirectly initiated by or on behalf of Executive against the Company or any of its Subsidiaries and vice versa. Executive shall promptly notify the Company of any claims made against the Executive in the Executive’s capacity as a former employee, officer, director or other service provider of the Company or any of its Subsidiaries.
10.Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, or two business days after being mailed by certified mail, return receipt requested, addressed as follows:

To Executive at:	Günther Braun
To the Company at:	Rofin-Sinar Technologies Inc. 40984 Concept Drive Plymouth, MI 48170 Attn: Secretary of the Company
With a copy to:	Sheldon G. Nussbaum, Esq. Norton Rose Fulbright US LLP 666 Fifth Avenue New York, NY 10103

11.Tax Withholding. All payments, benefits and other amounts made or provided pursuant to this Agreement will be subject to applicable income, employment and other tax withholding requirements.

12.Severability. Should a court determine that any paragraph, provision or sentence, or any portion of a provision, paragraph or sentence contained in this Agreement (including, without limitation, any provision, paragraph or sentence contained in paragraph 4 hereof) is invalid, unenforceable, or void, such determination shall not affect or impede the validity or enforceability of the remainder of the provision, paragraph, sentence or portion of a provision, paragraph or sentence. Further, if a court should determine that any portion of this Agreement is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable. Each party will pay its or his attorney’s fees and costs in connection with litigation involving this Agreement, provided that the court will have authority, in its discretion, to award attorney’s fees and costs to the prevailing party in any litigation (which, for this purpose, shall be the party that receives an award that most closely resembles the relief sought).
13.Recoupment upon Restatement of Financial Statements. If the Company is required to restate all or a portion of its financial statement(s) for any period during which the Executive was employed by the Company then, to the extent required by applicable law, the Company, acting in its discretion, may require the Executive to reimburse or pay to the Company the amount of any incentive compensation paid to him, cause the cancellation of outstanding equity compensation awards, and seek reimbursement of any gains otherwise realized by him in respect of the exercise or settlement of any such awards if and to the extent that (a) the amount of such incentive compensation was or will be based upon the achievement of certain financial results that were subsequently reduced due to such restatement, and (b) the amount of the incentive compensation that was, would have been or would be paid or provided to Executive if the financial results had been properly reported would have been lower than the amount actually paid or provided.
14.Certain Tax Matters. Except as specified in paragraph 3(b) above, the Executive will be solely responsible for his own tax liabilities, including without limitation, income, employment, social security, or other taxes, penalties or interest that may be incurred by him with respect to the payments and benefits he receives or is entitled to receive pursuant to this Agreement.
15.Successors. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.
16.Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law.
17.Entire Agreement. This Agreement and the RSL Termination Agreement constitute the complete understanding between the Company and its subsidiaries and the Executive regarding the subject matter thereof and, except as otherwise specifically provided herein, supersede any and all prior or contemporaneous, employment or other agreements, understandings, and discussions, whether written or oral.
18.Amendment or Waiver. No provision of this Agreement may be modified, amended, waived or terminated except by an instrument in writing signed by the parties hereto. No course of dealing between the parties will modify, amend, waive or terminate any provision of this Agreement or any rights or obligations of any party under or by reason of this Agreement. No delay on the part of the Company in exercising any right hereunder shall operate as a waiver of such right. No waiver, express or implied, by a party of any right or any breach by the other party shall constitute a waiver of any other right of such party or breach by such other party.
19.Headings. The headings used herein are for the convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement.

20.Counterparts. This Agreement may be executed in one or more counterparts, including emailed or telecopied facsimiles, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]
IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.
ROFIN-SINAR TECHNOLOGIES INC.

By:___/s/ Peter Wirth
Peter Wirth

/s/ Günther Braun
Günther Braun